Exhibit 99.2

[Unofficial Translation]
June 20, 2019
To
Dr. Ilan Cohn, Chairman of the Board of Directors
Dr. Pnina Fishman, Director and CEO
Mr. Guy Regev, Director
Dr. Abraham Sartani
Mr. Israel Shamay, External Director
Mr. Yaacov Goldman, External Director
Canfite BioPharma Ltd.
Represented by Counsel, Mr. Itzhak Aviram, Adv.
7 Masada Street Bnei Brak	via Fax No. 03-7522095 Without Prejudice

Dear Sir/Madam,

Re:  Can-Fite BioPharma Ltd. - Capital Point Ltd. Company

On behalf of our Client, Capital Point Ltd., and further to previous correspondence between the parties, we hereby address you as follows:

Our Client’s Demand to Summon a General Meeting

1.	Our Client dismisses all of the allegations of Can-Fite BioPharma Ltd. (hereinafter: the “Company“) in its letter of 11.6.2019.

2.
The Company’s decision to refuse to meet our Client’s demand to summon a meeting of the Company’s shareholders conflicts with the law and constitutes a blatant violation of the provisions in the Companies Law, 5759 - 1999 (hereinafter: the “Companies Law”) and of the Company’s Articles.

3.
In light of this decision, our Client was left with no choice but to address the legal instances to exhaust its rights pursuant to the law, and indeed, as you are most certainly aware, in the evening of 13.6.2019 our Client filed an urgent motion relating to this matter (O.S. 29872-06-19) (hereinafter: the “Motion”).

4.
As you are most certainly aware, in accordance with the provisions in Section 65 to the Companies Law, 5759 - 2999, if the court instructs that a shareholders meeting be convened in accordance with the Motion, the members of the Company’s Board of Directors will be required to personally bear the costs to be adjudicated by the Court in our Client’s favor. Indeed, also within the framework of the Motion, our Client insisted on this obligation by the members of the Board of Directors.

5.
Without derogating from the provisions above, and to ensure that our Client’s rights are not prejudiced, you are required to avoid invoking any action which may affect the Company’s capital structure and this until the general meeting’s resolution pertaining to appointing directors as stated in our letter dated 23.5.19.

6.
It is hereby explicitly clarified that should you fail to act as required in Section 5 above, our Client will hold you personally liable for any damage and/or loss the Company and/or its shareholders sustains resulting from such actions.

The Unfounded and Erroneous Allegations the Company Raised Against Our Client

7.
Recently the Company contacted the Securities Authority with regard to defects which prima facie befell our Client’s public reports regarding the Company (hereinafter: the “Address to the Securities Authority”), and later even filed an unfounded and exaggerated pecuniary claim against our Client (and against the officers and shareholders in our Client) with the District Court in the Central District for a sum of no less than NIS 40,000,000 (C.C. 40194-06-19) (hereinafter: the “Pecuniary Claim”).

8.
It is currently clarified that no shortcoming befell our Client’s conduct (nor the conduct of the officers and shareholders in our Client) and it acted in compliance with the law. For this reason (and for additional reasons) our Client wholly dismisses the Company’s allegations in the Address to the Securities Authority and in the Pecuniary Claim.

9.
Nonetheless, it is difficult to dismiss the impression that the only purpose of the aforementioned Address to the Securities Authority and of filing the Pecuniary Claim is an attempt to intimidate our Client so that it will back down from exhausting its rights, and all to camouflage the Company’s weak allegations and to divert the discussion from your unlawful refusal to convene a meeting of shareholders of the Company meeting.

10.
In this context, we hereby respectfully remind you that the Companies Law imposes upon you, as officers in the Company, a duty of care and a fiduciary duty toward the Company, and therefore you are bound to act in good faith in the Company’s best interests and to promote its affairs also when they conflict with your own personal agendas. Not only this but Sections 53 and 54 to the Companies Law also impose upon the Company and the officers therein responsibility and liability in torts for any civil wrong committed by any of its organs.

11.
Therefore, it is only fitting that you ensure that the Company acts in compliance with the law, and that you ensure to act in the Company’s best interests, before you expend in vain the Company’s monies on redundant legal proceedings and before you seek to question the actions of other companies or invoke false proceedings against them while raising erroneous allegations and making misrepresentations in relation to them.

12.	The provisions in this letter do not derogate from and/or prejudice any right and/or allegation and/or relief available to our Client against the Company and/or against any one of you.

Sincerely and Respectfully,

/s/ Amir Avni
Amir Avni, Adv.